CONSENT OF RYDER SCOTT COMPANY, L.P.



     As petroleum consultants, Ryder Scott Company, L.P. hereby consents to : a) the use of our three reserve reports dated May 26, 2000 entitled "Estimated Future Reserves and Income Attributable to Certain Leasehold Interests of Carpatsky Petroleum -- SEC Parameters" as of December 31, 1999; as of December 31, 1998 and, as of December 31, 1997; and b) all references to our firm included in or made a part of Pease Oil and Gas Company's Registration Statement on Form S-4 in connection with a contemplated merger with Carpatsky Petroleum, Inc. to be filed with the Securities and Exchange Commission on or about August 11, 2000.




                                         /s/ Ryder Scott Company, L.P.


                                         RYDER SCOTT COMPANY, L.P.


Houston, Texas
August 9, 2000